Exhibit 23

CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 for Exxon Mobil Corporation's 2003 Incentive Program of our report dated February 26, 2003, relating to the consolidated financial statements, which appears on page 38 of Exxon Mobil Corporation's Annual Report on Form 10-K for the year ended December 31, 2002.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas

November 14, 2003